Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of NanoVibronix, Inc. on Form S-1 of our report dated April 17, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of NanoVibronix, Inc. as of December 31, 2022 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on December 7, 2023 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Morristown, New Jersey

February 13 , 2025